Exhibit 5.4

Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

[LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP]

December 6, 2024

UBS AG

Bahnhofstrasse 45

CH-8098 Zurich

Switzerland

Ladies and Gentlemen:

UBS AG (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (the “Registration Statement”), to which this Opinion is being filed as an Exhibit, for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Company’s Medium-Term Notes, Series B (the “Debt Securities”) and universal warrants whose cash value is determined by reference to the performance, level or value of one or more (i) securities of one or more issuers other than the Company or (ii) indices, exchange-traded funds or baskets of the foregoing (the “Warrants” and together with the Debt Securities, the “Securities”) to be issued from time to time, with respect to the Debt Securities, pursuant to the Indenture, dated as of June 12, 2015, as amended and supplemented from time to time (as supplemented through the date hereof, the “Notes Indenture”) between the Company and U.S. Bank Trust National Association (the “Trustee”) and with respect to the Warrants, to be issued from time to time pursuant to the Warrant Indenture, dated as of June 12, 2015, as amended and supplemented from time to time (as supplemented through the date hereof, the “Warrant Indenture” and together with the Notes Indenture, the “Indentures”), between the Company and the Trustee.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of such documents, certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below.

We have assumed that (a) duly authorized officers of the Company will establish or determine the terms of the Securities and duly authorize the issuance and sale of the Securities and such authorization will not be modified or rescinded, (b) the effectiveness of the Registration Statement will not be terminated or rescinded, (c) all natural persons will have legal capacity and all documents, agreements and instruments will be duly authorized, executed and delivered (and authenticated, where applicable) by all parties thereto and that each such person’s signature is genuine, (d) all such parties will be validly existing and in good standing under the laws of their respective jurisdictions of organization, (e) all such parties will have the power and legal right to execute and deliver all such documents, agreements and instruments, and (f) (except to the extent expressly opined on herein) that such documents, agreements and instruments will be legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. We have also assumed that none of the terms of the Securities to be established or determined subsequent to the date hereof, nor the issuance or delivery of the Securities will violate any applicable law or public policy (without limitation, applicable usury laws) or will result in the violation of any provision of any instrument then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York.

Based upon and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that when the specific terms of a issuance of Securities have been duly established or determined in accordance with the applicable Indenture and the Securities have been duly executed, authenticated and delivered by the Trustee in the manner contemplated in the applicable Indenture and the applicable underwriting or other distribution agreement against payment therefor, the Securities will be binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the effect of laws that may limit the waiver of rights or benefits under or defenses with respect to applicable usury laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement as it relates to the Securities. In addition, if a prospectus supplement, pricing supplement, final terms supplement or any other such document evidencing the final terms of an issuance of Securities (in any case, a “final terms supplement”) relating to the offer and sale of any issuance of Securities is prepared and filed by the Company with the Commission on a future date and the final terms supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to the reference to our opinion and us in substantially such form:

“In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the [Securities/Notes/Warrants] offered by this [final terms supplement/pricing supplement] have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the [Securities/Notes/Warrants] will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated December 6, 2024 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the [Securities/Notes/Warrants], authentication of the [Securities/Notes/Warrants] and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated December 6, 2024 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.”

This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

2